Cardiff Oncology Announces Data Showing the Combination of PARP Inhibition with Onvansertib Overcomes PARP Inhibitor Resistance in BRCA1-mutant and Wildtype Patient-Derived Xenograft Ovarian Cancer Models

–Combining onvansertib with the PARP inhibitor (PARPi) olaparib led to statistically significant survival benefits compared to treatment with either agent alone in PARPi-resistant ovarian cancer models
–Onvansertib-olaparib combination was well tolerated in vivo

SAN DIEGO, April 8, 2022 – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced the results of preclinical studies evaluating the anti-cancer activity of onvansertib in combination with the PARP inhibitor (PARPi) olaparib in PARPi-resistant patient-derived xenograft (PDX) ovarian cancer models. The results are featured in a poster presentation at the American Association for Cancer Research (AACR) Annual Meeting, which is taking place both virtually and in-person at the Ernest N. Morial Convention Center in New Orleans, Louisiana from April 8-13, 2022.

“In these studies, we sought to evaluate how combining onvansertib with PARP inhibition, an approved maintenance treatment for ovarian cancer, might mitigate the known phenomenon of acquired tumor resistance to PARP inhibitors,” said Tod Smeal, Ph.D., chief scientific officer at Cardiff Oncology. “We are very pleased with the results, which showed onvansertib and olaparib synergistically combining to generate strong activity against PARPi-resistant patient-derived ovarian cancer models. Given the current lack of effective treatment options for patients showing PARPi resistance, we believe these data are supportive of evaluating this combination within a PARPi-resistant clinical setting.”

Preclinical studies featured in the AACR poster evaluated onvansertib-olaparib combination treatment in three olaparib-resistant patient-derived xenograft (PDX) ovarian cancer models. Two of the three PDX models used (MNHOC22, MNHOC266) were cisplatin-sensitive with a mutated BRCA1 gene, while the third (MNHOC316DDP) was cisplatin-resistant with wild type BRCA1. BRCA1-mutant tumor cells are deficient for homologous recombination (HR)-mediated DNA repair and are initially sensitive to PARPi. This suggests that PARPi resistance was acquired in the MNHOC22 and MNHOC266 tumors due to the restoration of HR-mediated DNA repair, while being naturally conferred in MNHOC316DDP tumors due to continuous HR-proficiency.

Data showed that combining onvansertib with olaparib led to a statistically significant survival benefit compared to treatment with either agent alone in each of the three evaluated PDX models. Results showed the combination was well tolerated.

An electronic copy of the poster and corresponding abstract, entitled, Combining PARP inhibition with the Polo-like kinase 1 (PLK1) inhibitor onvansertib overcomes PARP inhibitor resistance, is available to registered attendees of the AACR annual meeting on the meeting website. The in-person presentation will take place during the “Drug Resistance and Reversal of Resistance” poster session on April 12, 2022, from 1:30 PM – 5:00 PM CT. Following the meeting, the poster will be available on the "Scientific Presentations" section of the Cardiff Oncology website at https://cardiffoncology.com/scientific-presentations/.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers. Our lead asset is onvansertib, an oral highly selective PLK1 inhibitor, which we are evaluating in combination with standard-of-care (SOC) therapeutics in clinical programs targeting indications such as KRAS-mutated metastatic colorectal cancer, metastatic pancreatic ductal adenocarcinoma, and metastatic castrate-resistant prostate cancer. These programs and our broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SOC. For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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